PACIFICA BANCORP, INC.	Exhibit (11)

COMPUTATION OF PER SHARE EARNINGS

	For Three Months Ended September 30,			Nine Months Ended September 30,
	2001	2000		2001	2000

Net income (loss)	$(1,532,855)	$340,195		$(1,285,203)	$616,914

Computation of average shares outstanding

Shares outstanding at beginning of the period	3,265,608	3,232,488	*	3,258,208	3,215,328	*

Additional shares deemed outstanding because of stock dividends	-	-		-	-

Additional shares deemed outstanding because of stock splits	-	-		-	-

Shares redeemed under stock repurchase program	-	-		-	-

Shares issued during the period times average time outstanding during the period	8,339	1,780	*	9,638	10,212	*
Avearge basic shares outstanding	3,273,947	3,234,268		3,267,846	3,225,540

Dilutive shares	-	410,380	*	-	410,380	*
Average diluted shares outstanding	3,273,947	3,644,648		3,267,846	3,635,920

Basic earnings (loss) per share	$(0.47)	$0.11		$(0.39)	$0.19
Diluted earnings (loss) per share	$(0.47)	$0.09		$(0.39)	$0.17

*Adjusted for the 2-for-1 stock split effective January 1, 2001.